Contact:     Matthew P. Deines

President & CEO

(360) 457-0461

First Northwest Bancorp Appoints Sherilyn G. Anderson to its Board of Directors

PORT ANGELES, WA – July 1, 2020 – First Northwest Bancorp (NASDAQ: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or “First Federal”), today announced the appointment of Sherilyn G. Anderson to the Board of Directors for the Company and First Federal.  Ms. Anderson will be replacing David Flodstrom, who announced his retirement from both Boards effective September 22, 2020.

“We are pleased to welcome Sherilyn to our Boards of Directors,” said Matthew P. Deines, President and CEO.  “She brings a wealth of experience in finance, accounting and financial analysis, and will be a tremendous asset to our Boards.”

Ms. Anderson most recently served as CFO of Glassybaby in Seattle, where she led all finance, accounting and financial analysis functions for the company. Before joining Glassybaby, she held Director of Investment Banking/Capital Markets titles at both Wells Fargo Securities and Morgan Stanley in Seattle. Ms. Anderson received an MBA (with an emphasis in finance) from Harvard Business School and she earned a B.S in Industrial Engineering from Stanford University.  She currently serves as Board member, Executive Committee member and Finance Committee Chair of the Pacific Science Center in Seattle.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a lending center in King County.

Forward Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Note: Transmitted on Globe Newswire on July 1, 2020 at 2:37 P.M. PDT.